EXHIBIT (h)(4)(a)

Expense Reimbursement Agreement

December 31, 2016

As amended March 6, 2019

Boards of Directors and Trustees of the Calvert Funds listed in Schedule A

4550 Montgomery Ave

Bethesda MD 20814

Re: Expense Waivers/Reimbursements

Ladies and Gentlemen:

As you know, we and certain of our affiliates (collectively referred to herein as “we,” “us” or “our” as the context requires) currently provide administrative, advisory, distribution and/or other services to the Calvert Funds. We hereby agree with each trust and/or corporation listed on Schedule A to this letter (each a “Company” and collectively the “Companies”) that for each class of shares of each series of a Company listed on Schedule A (each a “Fund”) we will waive our fees and/or reimburse operating expenses (other than Excluded Expenses, as defined below) payable by that Fund for each such class to the extent necessary so that the Fund’s aggregate operating expenses for each such class would not exceed on a per annum basis the percentage of average daily net assets specified for that Fund on Schedule A or such other agreed upon amount specified on Schedule A (referred to herein as the “contractual expense cap”).

Fund and class expenses are accrued, and any applicable contractual expense caps are applied, daily. If for any period during a Fund’s fiscal year we have waived our fees or reimbursed any expenses, we will be entitled to recoup from the relevant Fund and/or class such amounts to the extent expenses in another period during that fiscal year are less than the contractual expense cap and such amounts have not already been recouped.

The term “Excluded Expenses” means: brokerage commission costs; expenditures capitalized in accordance with generally accepted accounting principles; acquired fund fees and expenses (as determined in accordance with the instructions to Item 3 of Form N-1A) to the extent the acquired fund is (a) not affiliated with the Fund (unless otherwise noted on Schedule A) or (b) is an authorized cash sweep vehicle or investment option for the management for cash collateral; borrowing costs (including borrowing costs of any acquired funds); securities lending agency fees; taxes; litigation expenses; indemnification expenses; and other expenses not incurred in the ordinary course of business of a Fund or class.

In addition, from time to time we may waive our fees and/or reimburse operating expenses (other than Excluded Expenses) for classes of shares of certain series of the Funds on a voluntary basis (referred to herein as a “voluntary fee cap”). We may modify or terminate a voluntary fee cap at any time, provided that we notify you in advance of any such modification or termination. In the event the modification or termination is to be implemented prior to your next meeting, we will notify the Chairman of the Board of the modification or termination. We may recoup amounts we waive or reimburse pursuant to a voluntary fee cap on the same basis as we may recoup amounts waived or reimbursed pursuant to a contractual expense cap (described above).

The agreements in this letter will take effect as to each Fund and class on the date indicated on Schedule A and will remain in effect as to each Fund and class until the date specified opposite that Fund on Schedule A. Thereafter, the agreements in this letter will automatically renew for one-year terms unless we provide you with notice of the termination of the contractual expense cap for a given class and/or Fund prior to the end of the then current term for that class and Fund. In addition, the agreements in this letter will terminate upon us ceasing to serve as the investment adviser of the Fund. We may amend Schedule A hereto from time to time, with the consent of the Companies, to add additional series and classes and to reflect the extension of termination dates. Any other amendment to the terms of this letter or to Schedule A would require the approval of both you and us.

We, Calvert Research and Management (“CRM”), and each Company are duly organized and validly existing under the laws of the jurisdiction in which they were formed. We acknowledge that all persons dealing with a Company that is Massachusetts business trust formed under a declaration of trust must look solely to the property of that Company for satisfaction of claims of any nature against the Company, as neither the trustees, officers, employees nor shareholders of the Company assume any personal liability in connection with its business or for obligations entered into on its behalf. Each Company acknowledges that all persons dealing with CRM must look solely to the property of CRM for satisfaction of claims of any nature against CRM, as neither the trustees, officers, employees nor shareholders of CRM assume any personal liability in connection with its business or for obligations entered into on our behalf.

Please sign below to confirm your agreement with the terms of this letter.

Sincerely,

Calvert Research and Management

      By: /s/ Maureen A. Gemma

 Name:       Maureen A. Gemma

 Title: Vice President

Agreed:

On behalf of the Calvert Funds

By: /s/ Katy D. Burke

Name: Katy D. Burke

Title: Secretary

AMENDED SCHEDULE A to EXPENSE REIMBURSEMENT AGREEMENT

Dated: March 6, 2019

Calvert Fund	Effective Date	Term. Date	Classes
			A	C	F	I	R6	Single[1]
Calvert Impact Fund Inc.
Calvert Global Energy Solutions Fund	1/1/2017	1/31/2020	1.24%	1.99%		0.99%
Calvert Global Water Fund	1/1/2017	1/31/2020	1.24%	1.99%		0.99%
Calvert Green Bond Fund	1/1/2017	1/31/2020	0.73%			0.48%	0.43%
Calvert Small-Cap Fund	1/1/2017	1/31/2020	1.21%	1.96%		0.96%	0.90%
Calvert Management Series
Calvert Absolute Return Bond Fund	1/1/2017	4/30/2019	1.02%	1.77%		0.65%
Calvert Floating-Rate Advantage Fund[3]	10/10/2017	1/31/2019	0.06%			0.06%	0.06%
Calvert Responsible Municipal Income Fund	1/1/2017	4/30/2019	0.80%	1.55%		0.45%
Calvert Ultra-Short Duration Income NextShares	10/3/2017	1/31/2020						0.38%
Calvert Responsible Index Series, Inc.
Calvert International Responsible Index Fund	1/1/2017	1/31/2020	0.54%			0.29%		0.26%
Calvert US Large-Cap Core Responsible Index Fund	10/2/2017	1/31/2020	0.49%	1.24%		0.24%	0.19%
Calvert US Large-Cap Growth Responsible Index Fund	1/1/2017	1/31/2020	0.49%			0.24%
Calvert US Large-Cap Value Responsible Index Fund	1/1/2017	1/31/2020	0.49%			0.24%
Calvert US Mid-Cap Core Responsible Index Fund	1/1/2017	1/31/2020	0.49%			0.24%
Calvert Social Investment Fund
Calvert Aggressive Allocation Fund[2]	1/1/2017	1/31/2020	0.43%	1.18%		0.18%
Calvert Balanced Fund	1/1/2017	1/31/2020	0.93%	1.68%		0.68%	0.64%
Calvert Bond Fund	10/2/2017	1/31/2019	0.73%	1.53%		0.53%	0.46%
Calvert Conservative Allocation Fund[2]	1/1/2017	1/31/2020	0.44%	1.19%		0.19%
Calvert Equity Fund	10/2/2017	1/31/2020	0.99%	1.74%		0.74%	0.67%
Calvert Moderate Allocation Fund[2]	1/1/2017	1/31/2020	0.44%	1.19%		0.19%

[1]	Fund offers only one unnamed class of shares.
[2]	Expense reimbursement cap excludes all acquired fund fees and expenses.
[3]	CRM has agreed to reimburse the Fund’s other expenses (excluding interest expense and other borrowing cost) in excess of 0.06% annually for each Class.

Calvert Fund	Effective Date	Term. Date	Classes
			A	C	F	I	R6	Single[1]
Calvert World Values Fund, Inc.
Calvert Emerging Markets Equity Fund	1/1/2017	1/31/2020	1.24%	1.99%		0.99%	0.92%
Calvert International Equity Fund	3/7/2019	1/31/2020	1.25%	2.00%		1.00%
Calvert International Opportunities Fund	1/1/2017	1/31/2020	1.34%	2.09%		1.09%	1.05%
Calvert Mid-Cap Fund	1/1/2017	1/31/2020	1.18%	1.93%		0.93%
The Calvert Fund
Calvert High Yield Bond Fund	1/1/2017	1/31/2020	1.02%	1.77%		0.77%	0.71%
Calvert Income Fund	1/1/2017	1/31/2020	0.95%	1.70%		0.70%
Calvert Long-Term Income Fund	1/1/2017	1/31/2020	0.92%			0.67%
Calvert Short Duration Income Fund	1/1/2017	1/31/2020	0.76%	1.51%		0.51%	0.46%
Calvert Ultra-Short Duration Income Fund	10/2/2017	1/31/2020	0.72%			0.47%	0.43%
Calvert Variable Products, Inc.
Calvert VP EAFE International Index Portfolio	1/1/2017	4/30/2019			0.73%	0.48%
Calvert VP Investment Grade Bond Index Portfolio	1/1/2017	4/30/2019			0.57%	0.32%
Calvert VP Nasdaq 100 Index Portfolio	1/1/2017	4/30/2019			0.73%	0.48%
Calvert VP Russell 2000 Small Cap Index Portfolio	1/1/2017	4/30/2019			0.63%	0.38%
Calvert VP S&P 500 Index Portfolio	1/1/2017	4/30/2019						0.28%
Calvert VP S&P MidCap 400 Index Portfolio	1/1/2017	4/30/2019			0.55%	0.30%
Calvert VP Volatility Managed Growth Portfolio[2]	1/1/2017	4/30/2019			0.83%
Calvert VP Volatility Managed Moderate Growth Portfolio[2]	1/1/2017	4/30/2019			0.83%
Calvert VP Volatility Managed Moderate Portfolio[2]	1/1/2017	4/30/2019			0.83%
Calvert Variable Series, Inc.
Calvert VP SRI Balanced Portfolio	1/1/2017	4/30/2019			1.07%	0.69%
Calvert VP SRI Mid Cap Portfolio	1/1/2017	4/30/2019						0.99%

[1]	Fund offers only one unnamed class of shares.
[2]	Expense reimbursement cap excludes all acquired fund fees and expenses.